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For Immediate Release
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Company Contact:                                            Press Contact:
----------------                                            --------------
Trevor M. Saliba                                            David A. Kaminer
CirTran Corporation                                         The Kaminer Group
+(310) 492-0400                                             +(914) 684-1934
trevor@cirtran.com                                          dkaminer@kamgrp.com

      CirTran Acquires Assets of Advanced Beauty Solutions for $2.3 Million

SALT LAKE CITY, June 13, 2006 - CirTran Corporation (OTC BB: CIRT), a full-service contract manufacturer of IT, consumer and consumer electronics products, announced today that it has closed and received court approval of a transaction with Advanced Beauty Solutions, LLC (ABS) of Los Angeles, to purchase certain of ABS's assets for a total of $2,310,000.
       Iehab J. Hawatmeh, CirTran's founder and President, said an agreement was signed last week for CirTran to purchase virtually all of ABS's assets, including flat iron and hair dryer kits marketed and sold via TV infomercials. Mr. Hawatmeh said that on June 7, the U.S. Bankruptcy Court adjudicating the bankruptcy proceedings of ABS entered an order which approved the asset purchase, including the sale to CirTran of ABS's product inventory, intellectual property, customer lists, a 30-minute infomercial, and trade secrets.
       In exchange for the assets it acquired, CirTran will pay ABS $1,125,000 in cash at closing, and will reduce its approved claim in the bankruptcy against ABS by $750,000. In addition, CirTran will pay the balance of the $2.3 million -- $435,000 in all - to ABS as a guaranteed royalty over two years, based on royalty of $3 per True Ceramic Pro flat iron sold by CirTran.
Background with ABS
       In January 2005, CirTran signed an exclusive manufacturing agreement with ABS, a California limited liability company, relating to the manufacture of a flat iron hair product, and in July 2005, CirTran signed another exclusive manufacturing agreement with ABS relating to the manufacture of a hair dryer kit. In early October 2005, CirTran was notified that ABS had defaulted on obligations to its financing company, and, following the notice of ABS's default, CirTran terminated both agreements. In January 2006, following efforts to resolve the situation, CirTran sued ABS, claiming breach of contract, interference with contractual relationships, unjust enrichment, and fraud, seeking damages from ABS.
       Through October 2005, CirTran had shipped approximately $4,746,000 worth of flat iron product to ABS, for which it had received total payments of approximately $788,000. In November 2005, CirTran repossessed approximately $2,341,000 worth of the products from ABS in the U.S., as it was permitted to do pursuant to the agreement. Since November -- and until ABS filed for bankruptcy protection -- Mr. Hawatmeh said his company was pursuing its rights under the agreements, including offering flat iron product for sale directly to ABS's customers. In so doing, CirTran sold approximately $426,000 of product (not part of the repossessed inventory) directly to ABS's international customers, with all shipments paid in full. In January 2006, ABS filed a voluntary petition for protection under Chapter 11 of the U.S. Bankruptcy Code. The orders entered by the Bankruptcy Court last week, included approval of the sale of ABS's assets to CirTran as well as resolutions and settlements of other aspects of the ABS Bankruptcy.


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Entering the Beauty Products Business
       "ABS had been one of CirTran's largest customers, and the failure of its business was a major cause of our not showing an anticipated profit for the final quarter of fiscal 2005 or for the fiscal year," Mr. Hawatmeh said. "With this interruption in our business and business plan now history, CirTran is moving forward to market and sell products originally built for ABS through other sources, including our own sales organization, which hopefully will lead to manufacturing more of this traditionally-popular consumer line."
       Mr. Hawatmeh said the acquisition of assets from ABS marked CirTran entrance into the multi-billion dollar worldwide beauty products industry, where ABS, prior to its failure, had generated a total of more than $30 million in revenue over the past five quarters.
       "CirTran has the product, the ability to design and manufacture new product as needed, the customer lists and contacts, the infomercials, and now with our media and talent groups, the wherewithal to move the product directly to consumers," he said. "We believe that what started as adversity with the failure of ABS as a customer will result in a new and exciting profit center and opportunity for our company and its shareholders."

About CirTran Corporation
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Founded  in 1993,  CirTran  Corporation  (OTC BB:  CIRT,  www.CirTran.com)  is a
premier international full-service contract manufacturer.  Headquartered in Salt
Lake  City,  its  ISO   9001:2000-certified,   non-captive   40,000-square  foot
manufacturing facility is the largest in the Intermountain Region, providing "just-in-time" inventory management techniques designed to minimize an OEM's investment in component inventories, personnel and related facilities while reducing costs and ensuring speedy time-to-market. In 1998, CirTran acquired Racore Technology (www.racore.com), founded in 1983 and reorganized as Racore Technology Corporation in 1997. In 2004, it formed CirTran-Asia as a high-volume manufacturing arm and wholly-owned subsidiary with its principal office in ShenZhen, China. CirTran-Asia operates in three primary business segments: high-volume electronics, fitness equipment and household products manufacturing, focusing on the multi-billion dollar Direct Response Industry.

This press release  contains  forward-looking  statements  within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in this press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement.


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